EXHIBIT 99.1

Contact:
Kathy Taylor
Southwall Technologies Inc.

Phone: (650) 798-1200

For Immediate Release

Southwall Announces 2010 Second Quarter Results

PALO ALTO, Calif.--(BUSINESS WIRE)--August 20, 2010--Southwall Technologies Inc. (OTCBB: SWTX) announced second quarter 2010 revenue of $11.8 million, an increase of 42% from second quarter 2009 revenues of $8.3 million, and up approximately 13% from first quarter 2010 revenues of $10.5 million.  Revenues for the six month period ended June 30, 2010 were $22.3 million, an increase of 51% compared to $14.8 for the six months ended June 30, 2009.  The year over year increase reflects the improving economy and increasing demand for higher energy efficiency products across our primary markets.

Gross profit for the second quarter 2010 was $5.9 million, an increase of 59% from second quarter 2009 gross profit of $3.7 million.  For the six months ended June 30, 2010, gross profit increased 74% to $10.6 million compared to $6.1 million for the same period in 2009.  The year over year increase is primarily due to higher sales volume, improved production efficiencies and higher plant utilization resulting in more effective absorption of fixed manufacturing costs as a percentage of sales.

Second quarter 2010 net income was $2.9 million, or $0.08 per fully diluted share, as compared with net income for the second quarter 2009 of $1.4 million, or $0.04 per fully diluted share.  Net income for the quarter ended June 30, 2010 included approximately $0.7 million, or $0.02 per fully diluted share, after tax gain relating to the acquisition of the controlling interest in Southwall Insulating Glass, LLC.  Net Income for the first half of 2010 was $4.1 million, up 17% from the net income earned for the first six months of 2009.

During the second quarter, Southwall Technologies increased its ownership in Southwall Insulating Glass, LLC from 66.3% to 75% and obtained the controlling interest in that operation.  Southwall Insulating Glass’ main operations are located in Chicago, Illinois.

“The Heat Mirror energy retrofit of the Empire State Building, the receipt of a $1.4 million stimulus grant from the US Department of Energy, and securing a controlling interest in our insulating glass manufacturing joint venture are highlights of our increasing momentum and commitment to green building innovation.  We remain committed to accelerated investment in longer-term growth initiatives,” said Dennis Capovilla, Chief Executive Officer.

About Southwall Technologies Inc.

Southwall Technologies is the leading innovator of energy-saving films and glass products that dramatically improve the energy efficiency of buildings, homes and cars. Southwall is an ISO 9001/2000/14001 certified manufacturer with customers in over 25 countries around the world.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2010 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 25, 2010.
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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net revenues	$11,790	$8,334	$22,271	$14,830
Cost of revenues	5,891	4,636	11,659	8,687

Gross profit	5,899	3,698	10,612	6,143

Operating expenses:
Research & development	792	665	1,584	1,347
Selling, general and administrative	2,266	2,160	4,266	3,850

Total operating expenses	3,058	2,825	5,850	5,197

Income from operations	2,841	873	4,762	946

Interest expense, net	(64)	(101)	(159)	(171)
Other income (expense), net	123	766	(358)	3,199

Income before provision for income taxes	2,900	1,538	4,245	3,974

Provision for /(Benefit from) income taxes	(107)	34	(99)	191

Net income	3,007	1,504	4,344	3,783

Net loss attributable to noncontrolling interest	(30)	-	(30)	-

Net income attributable to Southwall	3,037	1,504	4,374	3,783

Deemed dividend on preferred stock	122	122	244	244

Net income attributable to common stockholders	$2,915	$1,382	$4,130	$3,539

Net income per share:

Basic	$0.10	$0.05	$0.14	$0.12
Diluted	$0.08	$0.04	$0.12	$0.11

Weighted average shares used in computing net income per share :
Basic	28,829	28,709	28,811	28,708
Diluted	36,076	33,799	35,991	33,785

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$13,130	$12,454
Accounts receivable, net	8,372	5,907
Inventories, net	3,725	4,522
Other current assets	1,227	1,479
Total current assets	26,454	24,362
Property, plant and equipment, net	12,526	14,393
Goodwill	1,488	-
Intangible and other assets	892	156
Total assets	$41,360	$38,911

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt and capital lease obligations	$700	$808
Accounts payable	1,554	1,258
Accrued compensation	1,056	1,395
Other accrued liabilities	4,906	4,881
Total current liabilities	8,216	8,342

Term debt and capital lease obligations	2,948	3,358
Other long term liabilities	-	58
Total liabilities	11,164	11,758

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	29	29
Capital in excess of par value	78,352	78,291
Accumulated other comprehensive income:
Translation gain on subsidiary	2,674	4,382
Accumulated deficit	(55,985)	(60,359)
Southwall stockholders' equity	25,070	22,343
Noncontrolling interest	316	-
Total equity	25,386	22,343

Total liabilities, preferred stock and stockholders' equity	$41,360	$38,911

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six months ended
	June 30,	June 30,
	2010	2009
Cash flows from operating activities:
Net income	$4,344	$3,783
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on acquisition of controlling interest in SIG	(706)	-
Gain on settlement of liability	-	(2,359)
Deferred income tax	(12)	(44)
Loss (Gain) on disposal of property, plant and equipment	2	(22)
Depreciation and amortization	1,227	1,219
Stock-based compensation	265	190
Inventories reserves	(279)	(61)
Non-cash effect of acquisition of controlling interest in SIG	(232)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(1,345)	(1,580)
Inventories	891	831
Other current and non-current assets	(451)	(107)
Accounts payable and accrued liabilities	(2,109)	(726)
Net cash provided by operating activities	1,595	1,124

Cash flows from investing activities:
Acquisition of controlling interest in SIG, net of cash acquired	(195)	-
Restricted cash	-	261
Proceeds from sale of property, plant and equipment	-	28
Expenditures for property, plant and equipment	(455)	(502)
Net cash used in investing activities	(650)	(213)

Cash flows from financing activities:
Proceeds from exercise of stock options	39	1
Borrowings from equipment financing	-	49
Investment credit in Germany	-	221
Repayments of term debt and capital lease obligations	(448)	(1,451)
Net cash used in financing activities	(409)	(1,180)

Effect of foreign exchange rate changes on cash and cash equivalents	140	(11)

Net (decrease) increase in cash and cash equivalents	676	(280)
Cash and cash equivalents, beginning of period	12,454	10,768

Cash and cash equivalents, end of period	$13,130	$10,488